Exhibit 10.7

Restricted Stock Unit Award Agreement

2008 Award

Throughout this Award Agreement we sometimes refer to Sprint Nextel Corporation and its subsidiaries as “we” or “us.”

1. Award of Restricted Stock Units

On May 4, 2008 (the “Date of Grant”), the Human Capital and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Sprint Nextel granted you an Award of 96,774 of Restricted Stock Units (RSUs) under the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the “Plan”) as of the Date of Grant. Subject to the restrictions and conditions of the Plan and this Award Agreement, each RSU represents the right for you to receive from us one share of Common Stock on the Vesting Date and gives you the right to dividend equivalents as described in paragraph 3 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint Nextel.

2. Restriction Period

Your RSUs vest 100 percent on February 11, 2011, or on the date vesting is accelerated as described in paragraph 5 below (the “Vesting Date”), conditioned upon you continuously serving as our employee through that Vesting Date. RSUs that are subject to forfeiture on your termination of service as an employee are called “unvested RSUs,” and RSUs no longer subject to forfeiture or restrictions on transfer are called “vested RSUs.”

3. Dividends

If cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, each year you will receive a cash payment equal to the amount of the dividend that would be paid on the Common Stock underlying your RSUs.

If non-cash dividends are paid on the Common Stock underlying your RSUs, the Compensation Committee, in its sole discretion, may (1) adjust the RSUs as described in Section 9 of this Award Agreement or, (2) provide for distribution of the property distributed in the non-cash dividend. If the Compensation Committee provides for distribution of the non-cash dividend, and you hold the RSUs on the dividend record date, your vesting and delivery dates for the property distributed on the Common Stock underlying your RSUs will be the same as those dates for the RSUs.

4. Forfeiture of RSUs

You will forfeit unvested RSUs if you terminate your service with us for any reason (unless vesting of your RSUs accelerates under paragraph 5).

5. Acceleration of Vesting; Continued Vesting during Separation Pay Period

Unvested RSUs may become vested RSUs before the time at which they would normally become vested — that is, the vesting of RSUs may accelerate. Accelerated vesting occurs under the four circumstances described below:

Event	Condition for acceleration	Effective date of acceleration

Death	If you die before your Termination Date.	Death

Disability	If you have a Separation from Service under circumstances that make you eligible for benefits under the company’s long-term disability plan.	Your Separation from Service (or after the Six-Month Payment Delay if you are a “specified employee” subject to this delay).

Change in Control	If you have a Separation from Service during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Nextel Separation Plan, the CIC Severance Plan, or your employment agreement (if applicable).	Your Separation from Service (or after the Six-Month Payment Delay if you are a “specified employee” subject to this delay).

Normal Retirement Age	If (1) you attain age 65, but only if your RSUs have been outstanding for at least one year, or (2) the first anniversary of the Date of Grant, but only if you are age 65 or older on that anniversary date.	The later of your (1) 65th birthday, or (2) the first anniversary of the Date of Grant.

Termination Date means your termination of employment, or if, after your involuntary termination you receive severance from us paid according to our payroll cycle (i.e., not in a lump sum), Termination Date means the last day of your severance pay period.

Separation from Service is defined in the Plan. Generally, it means the date of your termination of employment with us. To contrast the date of your Separation from Service from your Termination Date, if you are involuntarily terminated and receive severance pay from us, your Separation from Service would occur on the last day you actually worked for us and your Termination Date would occur on the last day of your severance pay period.

Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service. Specified employees, generally, are our 50 highest paid officers.

CIC Severance Protection Period is defined in the Plan. It means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death.

6. Delivery Date; Market Value Per Share

The Delivery Date is the date as of which we distribute the Common Stock underlying the RSUs to you. It is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying the RSUs, as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date.

7. Transfer of your RSUs and Designation of Beneficiaries

Your RSUs represents a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

8. Plan Terms

All capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available on line at http://iconnect.nextel.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20050315_11555#LTI.

9. Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

10. Amendment; Discretionary Nature of Plan

This Award Agreement is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Award Agreement may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.

11. Data Privacy

By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

12. Governing Law

This Award Agreement will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

13. Severability

The various provisions of this Award Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14. Taxes

You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. The Company is authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive the value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.

15. Entire Agreement

You hereby acknowledge that you have read the 2007 Omnibus Incentive Plan Information Statement dated April 2008 (the “Information Statement”) available at http://iconnect.nextel.com/portal/iland/?dochome=iw&docpath= IntranetDirectory/LandingPage/20050315_11555#LTI. To the extent not inconsistent with the provisions of this Award Agreement, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Award Agreement, along with the Information Statement and the Plan, contain the entire understanding of the parties.

Sprint Nextel Corporation

By:	/s/ Sandra Price

/s/ Steve Elfman
Steven L. Elfman

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933